EXHIBIT 11

                          National Datacomputer, Inc.
         Statement re computation of net income (loss) per common share

                                                                                                 YEAR ENDED
                                                                         -----------------------------------------------------------
                                                                         December 29, 1996    December 30, 1995    December 31, 1994
                                                                         -----------------    -----------------    -----------------
Net Income (loss), as reported                                           $      (2,042,590)   $      (1,239,719)   $         424,675

Preferred stock preference items:

Discount inherent in conversion terms of Series B convertible
  preferred stock upon issuance                                                 (5,200,000)                 -                    -

Interest on Series B convertible preferred stock                                  (208,000)                 -                    -
                                                                         -----------------    -----------------    -----------------
Total preferred stock preference items                                          (5,408,000)                 -                    -
                                                                         -----------------    -----------------    -----------------
Net income (loss) attributable to common stockholders                    $      (7,450,590)   $    (1,239,719)     $         424,675
                                                                         =================    =================    =================
Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                               1,207,442          3,253,957              1,908,413
B. Shares attributable to convertible preferred stock outstanding                      -              225,384                489,142
C. Shares attributable to common stock options and
   warrants pursuant to APB 15, paragraph 38(a)                                        -                  -                  505,924
                                                                         -----------------    -----------------    -----------------
Weighted average shares outstanding                                              1,207,442          3,479,341              2,903,479
                                                                         =================    =================    =================

Net income (loss) per share                                              $           (6.17)   $         (0.36)     $            0.15
                                                                         =================    =================    =================

Fully diluted weighted average shares outstanding are not materially different from primary weighted average shares outstanding and has no effect on net income
(loss) for the periods presented. For the periods ended December 29, 1996 and and December 30, 1995, shares attributable to common stock options and warrants pursuant to APB 15, paragraph 38(a) have not been included in weighted average shares outstanding, as their effect would be anti-dilutive. In addition, the assumed conversion of the Series B Convertible Preferred Stock has also been excluded from weighted average shares outstanding, as its effect would also be anti-dilutive.